SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                   Commission File Number ___________________

               _______________DATAPOINT CORPORATION_______________
             (Exact name of registrant as specified in its charter)

                    4 Rue de' Aguesseau 75008, Paris, France
             (33-1)40073737 8410 Datapoint Drive, San Antonio, Texas
           78229-8500 (210)593-7000 (Address, including zip code, and telephone number, including area
               code, of registrant's principal executive offices)

                THE DATAPOINT CORPORATION PROFIT SHARING/EMPLOYEE
            _____________________SAVINGS PLAN________________________
            (Title of each class of securities covered by this Form)


                           Common stock $.25 par value
           $1.00 Exchangeable Preferred Stock, $1.00 par value 8-7/8% Convertible Subordinated Debentures Due 2006
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)        [  ]      Rule 12h-3(b)(1)(ii)        [  ]
      Rule 12g-4(a)(1)(ii)       [  ]      Rule 12h-3(b)(2)(i)         [  ]
      Rule 12g-4(a)(2)(i)        [  ]      Rule 12h-3(b)(2)(ii)        [  ]
      Rule 12g-4(a)(2)(ii)       [  ]      Rule 15d-6                  [X]
      Rule 12h-3(b)(1)(i)        [  ]

Approximate number of holders of record as of the certification or notice date: 77

       Pursuant to the requirements of the Securities Exchange Act of 1934 DATAPOINT CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:    July 23, 1998           DATAPOINT CORPORATION

                                 By:/s/Ronald G. Conn
                                 --------------------------------------
                                 Ronald G. Conn, Chief Financial Officer